Attached please find the annual report for Pioneer II, incorporated by reference, that was filed on November 22, 1996, Accension # 0000078758-96-000030. This is an attachment for question 77 (c) on the annual N-SAR for Pioneer II. The annual report contains the result of the definitive proxy which is also being incorporated by reference with this N-SAR filing.